EXHIBIT 10.1

CONFIDENTIAL
EXECUTION VERSION

AGREEMENT
This Agreement, dated March 7, 2014 (this “Agreement”), is by and among the persons (subject to Section 21 of this Agreement) and entities listed on Schedule A hereto (collectively, the “Orange Capital Group”, and individually a “member” of the Orange Capital Group) and Strategic Hotels & Resorts, Inc. (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Board Representation.

(a)
On the date of this Agreement, the Board of Directors of the Company (the "Board") will (i) adopt a resolution increasing the size of the Board by one seat and (ii) appoint David Johnson (“Mr. Johnson”), (the "Appointed Director") to fill such resulting vacancy on the Board.

(b)
The Company will include the Appointed Director in its slate of nominees for election as a director of the Company at the Company’s 2014 annual meeting of stockholders (the “2014 Annual Meeting”) and recommend that the Company’s stockholders vote in favor of the election the Appointed Director (along with all other Company nominees). The Company shall solicit proxies in favor of such election and otherwise support the Appointed Director for election in a manner no less favorable than the manner in which the Company supports other nominees in the aggregate for election as director.

(c)
Prior to the date hereof, the Appointed Director has provided to the Company (i) information requested by the Company, including any information required to be disclosed in proxy statements under applicable law, (ii) an executed consent from such Appointed Director to be named as a nominee in the Company’s proxy statement for the 2014 Annual Meeting and to serve as a director if so elected, and (iii) a completed D&O Questionnaire. It is a condition to the Appointed Director’s nomination as a director of the Company at the 2014 Annual Meeting that the Appointed Director updates such information upon the Company’s request.

(d)
The Company will also include the Appointed Director in its slate of nominees for election as a director of the Company at the Company’s 2015 annual meeting of stockholders (the “2015 Annual Meeting”) and recommend that the Company’s stockholders vote in favor of the election the Appointed Director (along with all other Company nominees). The Company shall solicit proxies in favor of such election and otherwise support the Appointed Director for election in a manner no less favorable than the manner in which the Company supports other nominees in the aggregate for election as director.

(e)
The nomination of the Appointed Director for election as a director of the Company at the 2015 Annual Meeting shall be subject to the satisfaction of each of the following conditions: (i) that the Appointed Director provides to the Company on a timely basis (x) such information as the Company requests from other members of the Board, including any information required to be disclosed in proxy statements under applicable law, (y) an executed consent from such Appointed Director to be named as a nominee in the Company’s proxy statement for the 2015 Annual Meeting and to serve as a director if so elected, and (z) a completed D&O Questionnaire; (ii) that the Appointed Director then meets the independence standards of the New York Stock Exchange (or any other exchange on which the Company may then be listed); and (iii) that the Appointed Director shall have complied with the corporate governance and other Company policies applicable to directors of the Company.

(f)
The Company agrees that if at any time during the Standstill Period, the Appointed Director is unable to serve as a director, including, without limitation, due to death, disability or unwillingness to serve, the Company agrees to consult with the Orange Capital Group with respect to the selection of a replacement for the Appointed Director.

2.	2014 Annual Meeting Proxy Contest

(a)
The Orange Capital Group agrees not to conduct a proxy contest for the election of directors with respect to the 2014 Annual Meeting. Effective immediately upon issuance of the Press Release (as defined in Section 7), each member of the Orange Capital Group hereby irrevocably withdraws their letter dated November 20, 2013 (as supplemented) providing notice to the Company of their intention to nominate certain individuals (the “Orange Capital Nominees”) for election as directors of the Company at the 2014 Annual Meeting (the “Stockholder Nomination”). Each member of the Orange Capital Group shall, and shall cause each member and Affiliate of the Orange Capital Group (such Affiliates, the “Orange Capital Affiliates”) to, immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation in connection with the Stockholder Nomination. In connection with the foregoing, the Orange Capital Group and the Orange Capital Affiliates shall promptly modify or disable (and not permit to be re-enabled) any websites they directly or indirectly maintain in order to comply with this Section 2(a) including the domain name, www.bee-strategic.com. For purposes of this Agreement: the term "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; and the terms "person" or "persons" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3.	Standstill.

(a)
From the date of this Agreement until the conclusion of the 2015 Annual Meeting (the “Standstill Period”), no member of the Orange Capital Group shall, directly or indirectly, and each member of the Orange Capital Group shall cause each Orange Capital Affiliate not to, directly or indirectly;

(i)
solicit proxies or written consents of stockholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or assist any third party in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter); provided that the foregoing shall not prohibit the Orange Capital Group or any Orange Capital Affiliate from voting its Voting Securities in accordance with this Agreement, or otherwise as determined by the Orange Capital Group with respect to any item brought before the stockholders of the Company, subject to the Orange Capital Group's obligations to vote in favor of certain matters pursuant to Section 3(b) of this Agreement;

(ii)
encourage, advise or influence any other person or assist any third party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(iii)
form or join in a partnership, limited partnership, syndicate or other group (other than a group between or among members of the Orange Capital Group and/or any Orange Capital Affiliates), including a group as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities, or otherwise support or participate in any effort by a third party with respect to the matters set forth in clause (i) above;

(iv)
present at any annual or special meeting of the Company’s stockholders (“Stockholders Meeting”) or through action by written consent any proposal for consideration for action by stockholders or propose any nominee for election to the Board or seek representation on the Board or the removal of any member of the Board;

(v)
grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card) for any Stockholders Meeting or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any Stockholders Meeting except as provided in Section 3(b) below, or action by written consent; provided, however, that this Section 3(v) shall not preclude (i) the tender by the Orange Capital Group or any Orange Capital Affiliates of any Voting Securities into any tender or exchange offer of any third party or (ii) any vote at a Stockholder Meeting by the Orange Capital Group or any of the Orange Capital Affiliates of any Voting Securities in favor of: (a) any recapitalization of the Company, (b) any merger, amalgamation, consolidation, share exchange (including any exchange offer or tender offer), recapitalization, restructuring, liquidation, dissolution, or other business combination, (c) an acquisition, disposition or sale of assets or a business by the Company or (d) any other extraordinary transaction involving the Company, its securities or assets (any of the foregoing transactions, an "Extraordinary Transaction");

(vi)
institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions);

(vii)
other than pursuant to a transaction approved in advance by the Board, acquire Beneficial Ownership of Voting Securities that would equal or exceed (in the aggregate with all other members of the Orange Capital Group and all Orange Capital Affiliates) 9.9% of the then total outstanding Voting Securities;

(viii)
without the prior approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly or to the Company) or participate in, effect or seek to effect, any Extraordinary Transaction; provided, however, that the foregoing limitation shall not prohibit the Orange Capital Group or any Orange Capital Affiliate from voting any of its Voting Securities at a Stockholder Meeting on an Extraordinary Transaction; or

(ix)
publicly request, directly or indirectly, any amendment or waiver of the foregoing by the Company, or privately request, directly or indirectly, any amendment or waiver of the foregoing by the Company in a manner that would reasonably likely require public disclosure by any member of the Orange Capital Group or the Company.

(b)
Each member of the Orange Capital Group shall (i) cause, in the case of all Voting Securities owned of record, and (ii) instruct the record owner, in the case of all shares of Voting Securities beneficially owned (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) but not owned of record, directly or indirectly, by it, or by any Orange Capital Affiliate, as of the record date for any Stockholder Meeting within the Standstill Period, in each case that are entitled to vote at any such Stockholder Meeting, to be present for quorum purposes and to be voted, at all such Stockholder Meetings or at any adjournments or postponements thereof, (x) for all directors nominated by the Board for election at such Stockholder Meeting and in favor of ratification of the appointment of the Company’s auditors, (y) in accordance with the recommendation of the Board on any proposals of any other stockholder of the Company that is also proposing one or more nominees for election to the Board in opposition to one or more nominees of the Board at such Shareholder Meeting, and (z) for advisory approval of the Company’s executive compensation.

(c)	For purposes of this Section 3, the following terms shall have the following meanings:

(i)
“Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities, (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise) and (iii) any other economic exposure to Voting Securities, including through any derivative transaction that gives any such person or any of such person’s controlled Affiliates the economic equivalent of ownership of an amount of Voting Securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of Voting Securities, or which provides such person or any of such person’s controlled Affiliates an opportunity, directly or indirectly, to profit, or to share in any profit, derived from any increase in the value of Voting Securities, in any case without regard to whether (x) such derivative conveys any voting rights in Voting Securities to such person or any of such person’s Affiliates, (y) the derivative is required to be, or capable of being, settled through delivery of Voting Securities, or (z) such person or any of such person’s Affiliates may have entered into other transactions that hedge the economic effect of such Beneficial Ownership of Voting Securities.

(ii)
“Voting Securities” shall mean the common stock, par value $0.01 per share, of the Company (the “Common Stock”) and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies.

4.
Anti-Disparagement. During the Standstill Period, neither any member of the Orange Capital Group nor any of its partners, officers, directors or employees shall, and the Orange Capital Group shall cause each Orange Capital Affiliate not to, make, or cause to be made, any comments or statements by press release or similar public statement to the press or media, or in any Securities and Exchange Commission (“SEC”) filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism), the Company, its partners, officers, directors or employees. During the Standstill Period, neither the Company nor any of its officers or directors shall, make, or cause to be made, by press release or similar public statement, including to the press or media or in an SEC filing, any statement or announcement that disparages (as distinct from objective statements reflecting business criticism), any member of the Orange Capital Group, its officers, directors or employees.

5.
Orange Capital Release. The Orange Capital Group hereby agrees for the benefit of the Company, and each controlling person, officer, director, stockholder, agent, Affiliate, employee, attorney, assign, predecessor and successor, past and present, of the Company (the Company and each such person being a “Company Released Person”), except in respect of any obligation of a Company Released Person under this Agreement, as follows:

(a)
The Orange Capital Group, for themselves and for their members, officers, directors, assigns, agents, controlled Affiliates and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, they hereby acknowledge full and complete satisfaction of, and covenant not to sue, and forever fully release and discharge each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action (“Claims”) of any nature whatsoever, whether known or unknown, suspected or unsuspected, occurring at any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such occurrences, acts or omissions)..

6.
Company Release. The Company hereby agrees for the benefit of the Orange Capital Group, and each controlling person, officer, director, stockholder, member, agent, Affiliate, employee, partner, attorney, assign, administrator, predecessor and successor, past and present, thereof, as well as each of the Orange Capital Nominees (the Orange Capital Group and each such person being an “Orange Capital Released Person”), except in respect of any obligation of an Orange Capital Released Person under this Agreement, as follows:

(a)
The Company, for itself and for its officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, it hereby acknowledges full and complete satisfaction of, and forever fully releases and discharges each Orange Capital Released Person of, and holds each Orange Capital Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, occurring at any time or period of time on or prior to the date of the execution of this Agreement (including the future effects of such occurrences, acts or omissions).

7.
Public Announcements. No earlier than 8:00 a.m., Chicago time, on the first trading day after the date hereof, the Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A-1 (the “Press Release”). Neither the Company nor any member of the Orange Capital Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of the New York Stock Exchange or with the prior written consent of the other party.

8.
Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

9.	Representations and Warranties of Orange Capital Group.

(a)
Each member of the Orange Capital Group jointly and severally represents and warrants to the Company that, (i) as of the close of business on March 6, 2014, the Orange Capital Group collectively Beneficially Owns, an aggregate of 8,295,651 shares of Common Stock; (ii) except for such ownership, no member of the Orange Capital Group, individually or in the aggregate with all other members of the Orange Capital Group and any Orange Capital Affiliates, has any other Beneficial Ownership of, and/or economic exposure to, any Voting Securities, including through any derivative transaction described in the definition of “Beneficial Ownership” above; and (iii) the Orange Capital Group, collectively with the Orange Capital Affiliates, beneficially own (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) 8,295,651 shares of Common Stock.

(b)
Further, each member of the Orange Capital Group jointly and severally represents and warrants to the Company that the Appointed Director (i) is not an Orange Capital Affiliate, (ii) has not received or been promised and will not receive any compensation or payment from any member of the Orange Capital Group or Orange Capital Affiliate in connection with his service as a member of the Board, and (iii) will not be providing any member of the Orange Capital

Group or Orange Capital Affiliate with any non-public information relating to the Company, its subsidiaries or their respective assets, including, without limitation, information relating to the deliberations of the Board and its committees.

10.
Specific Performance. The Company and the Orange Capital Group each acknowledge and agree that (a) a breach or a threatened breach by either party may give rise to irreparable injury inadequately compensable in damages and accordingly each party shall be entitled to seek injunctive relief, without proof of actual damages, to prevent a breach or threatened breach of the provisions hereof and to enforce specifically the terms and provisions hereof in any state or federal court having jurisdiction, (b) neither party shall plead in defense for any such relief that there would be an adequate remedy at law, (c) any applicable right or requirement that a bond be posted by either party is waived and (d) such remedies shall not be the exclusive remedies for a breach of this Agreement, but will be in addition to all other remedies available at law or in equity.

11.
Applicable Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

12.
No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

13.
Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

14.
Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy and email is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:

Strategic Hotels & Resorts, Inc.
200 W. Madison, Suite 1700
Chicago, IL 60606
Facsimile: (312) 658-5799
Email: dmorefield@strategichotels.com pmaggio@strategichotels.com
Attention: Diane Morefield
Paula C. Maggio

With a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, IL 60603
Facsimile: (312) 853-7036
Email:     tcole@sidley.com
iqasim@sidley.com
Attention:     Thomas A. Cole
Imad I. Qasim

If to the Orange Capital Group:

Orange Capital, LLC
1370 Avenue of the Americas, 26th Floor
New York, NY 10019
Facsimile: (212) 375-6042
Email:     dlewis@orangecap.com
rhoffmann@orangecap.com
Attention: Daniel Lewis
Russell Hoffman

With a copy to (which shall not constitute notice):

Schulte Roth & Zabel
919 Third Avenue
New York, NY 10021
Facsimile: (212) 593-5955
Email:     david.rosewater@srz.com
Attention: David Rosewater

15.
Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

16.	Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

17.	Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

18.	No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

19.
Fees and Expenses. The Company shall reimburse the Orange Capital Group for documented out-of-pocket costs, fees and expenses incurred and paid by the Orange Capital Group in connection with its nomination of the Orange Capital Nominees for the 2014 Annual Meeting; provided, however, that in no event shall the costs, fees and expenses to be paid or reimbursed by the Company pursuant to this Section 19 exceed $400,000 in total. Except as provided in this Section 19, neither the Company, on the one hand, nor the Orange Capital Group, on the other hand, will be responsible for any costs, fees or expenses of the other in connection with this Agreement or any event leading thereto.

20.
Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

21.
Acknowledgement. Notwithstanding anything to contrary in this Agreement, Daniel Lewis shall not be liable, in his personal capacity, for any breach arising under this Agreement by any member of the Orange Capital Group, any Orange Capital Affiliate, the Appointed Director or any other person or entity except in the event, and solely to the extent, that such breach was caused by his direct action or omission or actions taken under his direction.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.
STRATEGIC HOTELS & RESORTS, INC.

By:    /s/ Diane M. Morefield
Name: Diane M. Morefield
Title:     Executive Vice President and Chief
Financial Officer

ORANGE CAPITAL, LLC

By:    /s/ Daniel Lewis
Name: Daniel Lewis
Title: Managing Partner

ORANGE CAPITAL MASTER I, LTD.

By:    Orange Capital, LLC

By:     /s/ Daniel Lewis
Name: Daniel Lewis
Title: Managing Partner

/s/ Daniel Lewis
Daniel Lewis

SCHEDULE A

Orange Capital LLC
Orange Capital Master I, Ltd.
Daniel Lewis

S-1

EXHIBIT A-1

PRESS RELEASE

[Please see Exhibit 99.1 to the Form 8-K to which this Agreement is an Exhibit]

A-1